EXHIBIT 99.1
This is a joint press release by Liberty Global plc (“Liberty Global”) and Ziggo N.V. (“Ziggo”) in connection with the recommended public offer (the “Offer”) by LGE HoldCo VII B.V., an indirect wholly-owned subsidiary of Liberty Global (the “Offeror”), for all the issued and outstanding shares in the capital of Ziggo not yet owned by Liberty Global and its affiliates. The Offer is made solely pursuant to the Offer Memorandum, dated June 27, 2014, approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), and the U.S. prospectus/offer to exchange, dated August 19, 2014, forming part of the Registration Statement on Form S-4 filed by Liberty Global with the United States Securities and Exchange Commission (“SEC”) and any amendments or supplements to such Offer materials. This announcement is not for release, publication or distribution, in whole or in part, in or into, directly or indirectly, Canada and Japan. This announcement is formally required pursuant to Article 15 and 16 of the Decree on Public Takeover Bids Wft (Besluit Openbare Biedingen Wft).

Extension of Recommended Public Offer for Ziggo

Denver, Colorado and Utrecht, the Netherlands - September 10, 2014:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) and Ziggo N.V. (“Ziggo”) today announce that the acceptance period (the “Offer Period”) for Liberty Global’s previously announced recommended public offer (the “Offer”) to all holders of issued and outstanding ordinary shares (the “Shares”) in the capital of Ziggo has been extended to 17:40 hours CET (10:40 hours EST) on November 4, 2014 (the “Acceptance Closing Date”), in accordance with the terms and conditions of the Offer Memorandum dated June 27, 2014 and the U.S. prospectus/offer to exchange (the “U.S. Prospectus”) dated August 19, 2014.

The Offer Period has been extended because not all conditions for completion of the Offer, in particular the condition on competition clearance, were fulfilled upon expiry of the initial acceptance period (the “Initial Offer Period”) at 17:40 hours CET (10:40 hours EST) on September 10, 2014.

Under the terms and conditions of the Offer, assuming the Asset Sale and Liquidation Resolutions adopted by Ziggo’s Extraordinary General Meeting on August 26, 2014 remain in full force and effect as of the Acceptance Closing Date, the minimum acceptance condition of the Offer will be 80% (and not 95%) of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares held by Ziggo), on a fully diluted basis, as of the Acceptance Closing Date.

Following the extension of the Offer Period, Shares tendered during the Initial Offer Period may be withdrawn. Any Shares tendered during the Offer Period and not withdrawn prior to the Acceptance Closing Date will remain subject to the Offer. Ziggo shareholders that have already tendered their Shares in the Offer but whose willingness to tender will be affected by the possible reduction of the minimum acceptance condition to 80% should therefore withdraw their tendered shares immediately, but in any event, before the expiration of the (extended) Offer Period.

Exchange Agent
ING Bank N.V. (Attention: Sjoukje Hollander/Remko Los)
Bijlmerdreef 888
1102 MG Amsterdam
The Netherlands
Telephone: + 31 20 563 6546 / + 31 20 563 6619
Fax: + 31 20 563 6959
E-mail: iss.pas@ing.nl

Information Agent
Georgeson
Westplein 11, 3016 BM, Rotterdam, Netherlands
480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 USA
Toll-Free Number for European Retail Shareholders: 00 800 3814 3814
European Bank and Broker Helpline: +44 (0) 870 703 6357
Toll-Free Number for Institutional and U.S. Shareholders: (877) 507-1756
Email: ziggo@georgeson.com

Additional Information and Where to Find It
Nothing in this press release shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Ziggo. In connection with the proposed acquisition of Ziggo, Liberty Global has filed a registration statement on Form S-4 with the SEC as amended containing the U.S. Prospectus, and as to which the Offer Memorandum has been filed as an exhibit. SHAREHOLDERS OF ZIGGO ARE URGED TO READ THE REGISTRATION STATEMENT AND THE U.S. PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders can obtain a free copy of the registration statement, the U.S. Prospectus and the Offer Memorandum, as well as other filings containing information about Liberty Global, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the registration statement, the U.S. Prospectus, the Offer Memorandum and other filings by Liberty Global with the SEC that are incorporated by reference in the U.S. Prospectus can also be obtained, without charge, by directing a request to Liberty Global plc, 12300 Liberty Boulevard, Englewood, CO 80112, USA, Attention: Investor Relations, or on the website of Liberty Global at http://www.libertyglobal.com/ir-ziggo-offer.html.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at June 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

About Ziggo
Ziggo is a Dutch provider of entertainment, information and communication through television, internet and telephony services. The company serves around 2.8 million households, with 2.0 million internet subscribers, over 2.3 million subscribers for digital television and 1.6 million telephony subscribers. Business-to-business subscribers use services such as data communication, telephony, television and internet. The company owns a next-generation network capable of providing the bandwidth required for all future services currently foreseen. More information on Ziggo can be found on: www.ziggo.com. For more information please contact:

Investor Relations:		Corporate Communications:
Wouter van de Putte	+31 (0) 88 717 1799	Martijn Jonker	+31 (0) 88 717 2419
Caspar Bos	+31 (0) 88 717 4619

3